EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report, dated June 28, 2004, on the Financial Statements of Midwest Banc Holdings, Inc. 401(k) Plan and Trust (“the Plan”) which is included in this Annual Report on Form 11-K for the year ended December 31, 2003 into Midwest Banc Holdings, Inc.’s Registration Statement on Form S-8 for the Plan.

McGladrey & Pullen, LLP

Schaumburg, Illinois
June 28, 2004